Exhibit 21.1

SUBSIDIARIES OF PARKS! AMERICA, INC.

1.

Wild Animal Safari, Inc., a Georgia corporation, wholly-owned by Parks! America, Inc.

2.

Wild Animal, Inc., a Missouri corporation, wholly owned by Parks! America, Inc.